EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

CHERRY HILL, NJ, March 3, 2004 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter and full year ended December 31, 2003.

Net revenues for the quarter ended December 31, 2003 increased 17% to $14.8 million, compared to $12.7 million for the third quarter of 2003. The net loss for the fourth quarter of 2003 was $885,000 or ($0.11) per diluted share, compared to a net loss of $2.8 million or ($0.33) per diluted share for the third quarter of 2003. The fourth quarter results include the effects of incremental charges for inventory obsolescence and product warranty, as well as certain tax adjustments. The Company recorded an inventory obsolescence charge of $612,000 during the fourth quarter of 2003, compared to inventory obsolescence charges of $80,000 to $100,000 in each of the first three quarters. The increased inventory obsolescence charge was primarily the result of excess amounts of certain component raw materials where the quantities on hand significantly exceeded the Company's projected near-term demand. The Company also increased its product warranty reserve by $568,000, compared to recurring charges for product warranty ranging from $250,000 to $275,000 per quarter. The higher level of product warranty charges was primarily the result of product retrofits and enhancements for two products. With respect to taxes, the Company recorded an additional valuation allowance of $228,000 against foreign deferred tax assets and also recorded $185,000 of income tax expense due to a reduction in the anticipated amount of tax refunds resulting from research and development credits filed for in the second quarter of 2002.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Due to the larger than expected inventory obsolescence and product warranty charges, our fourth quarter pre-tax results came in below our initial expectations. We expect the level of activity for both of these items to return to historic levels in the first quarter of 2004. At the same time, we are particularly encouraged with our better than expected bookings level for the fourth quarter, which increased 6% to $16.1 million, compared to $15.2 million for the third quarter. Within this figure, we are seeing healthy orders on both a domestic and an international basis. We remain positive in our outlook and expect these favorable trends to continue as the overall industry rebounds."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Overall, we continue to gain confidence in our business based on current customer forecasts and improved business conditions. As a result, for the quarter ending March 31, 2004, we expect revenues to be in the range of $15.0 million to $16.0 million, with pre-tax earnings in the range of $0.04 to $0.11 per diluted share."

Investor Conference Call / Webcast Details
inTEST will review fourth quarter and full year 2003 results and discuss management's expectations for the first quarter of 2004 and current views of the industry today, March 3, 2004, at 5PM EST. The conference call will be available at www.intest.com and by telephone at (973) 935-8504. A replay will be available from 8PM EST on March 3 through midnight EST on Wednesday, March 10 at www.intest.com and by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 4473301.

About inTEST Corporation
inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

inTEST Corporation

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2003	9/30/2003	12//31/2002	12/31/2003	12/31/2002
Net revenues	$14,845	$12,725	$12,220	$48,028	$47,127
Gross margin	5,920	5,471	4,515	18,849	18,239
Operating expenses:
Selling expense	2,956	2,976	2,502	10,190	8,478
Engineering and product development expense	1,745	1,709	1,608	6,402	5,668
General and administrative expense	1,763	1,480	1,610	6,091	5,899
Operating loss	(544)	(694)	(1,205)	(3,834)	(1,806)
Other income (expense)	98	29	(38)	224	143
Loss before income taxes	(446)	(665)	(1,243)	(3,610)	(1,663)
Income tax expense (benefit)	439	2,115	(543)	1,841	(1,380)
Net loss	(885)	(2,780)	(700)	(5,451)	(283)

Net loss per share - basic and diluted	$(0.11)	$(0.33)	$(0.08)	$(0.65)	$(0.03)
Weighted average shares o/s - basic and diluted	8,354	8,326	8,324	8,332	8,317

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2003	12/31/2002
Cash and cash equivalents	$ 5,116	$ 8,145
Trade accounts and notes receivable, net	9,183	6,584
Inventories	7,332	7,002
Total current assets	22,841	25,191
Net property and equipment	4,539	4,891
Total assets	29,663	32,582
Accounts payable	3,507	2,388
Accrued expenses	3,391	2,425
Total current liabilities	7,171	5,015
Noncurrent liabilities	117	210
Total stockholders' equity	22,375	27,357